PRINCIPAL FAMILY OF MUTUAL FUNDS
                        MULTIPLE CLASS DISTRIBUTION PLAN

Princor Financial Services Corporation ("The Distributor"), Principal Management Corporation ("Adviser") and each of the funds listed on Exhibit 1 (the "Fund or Funds") seek to allow each of the Funds to issue multiple separate classes of shares under this Multiple Class Distribution Plan (the "Plan") in reliance upon Rule 18f-3 of the Investment Company Act of 1940.

This Plan enables each Fund to offer certain investors the option of purchasing shares subject to: (i) a conventional front-end sales charge ("Class A shares") or (ii) a contingent deferred sales charge ("Class B shares"/"Class C Shares"). The Plan also permits each Fund, except Principal Tax Exempt Cash Management Fund, Inc., to offer distributees of retirement plans administered by Principal Mutual Life Insurance Company, and other classes of customers identified from time-to-time by the Funds' management, a class of shares that is not subject to either a front-end or contingent deferred sales charge ("Class R shares"). Each Class represents an interest in the same portfolio of investments of a Fund.

SALES CHARGES

Class A shares

Class A shares of the Money Market Funds are sold to the public at net asset value; no sales charge applies to purchases of the Money Market Funds. Class A shares of the Growth-Oriented and Income-Oriented Funds, except the Limited Term Bond Fund, are sold to the public at the net asset value plus a sales charge which ranges from a high 4.75% to a low of 0% of the offering price (equivalent to a range of 4.99% to 0% of the net amount invested) according to the schedule below. Class A shares of the Limited Term Bond Fund are sold to the public at the net asset value plus a sales charge which ranges from a high of 1.50% to a low of 0% of the offering price according to the schedule below. An investor who purchases $1 million or more of Class A shares does not pay a sales charge at the time of purchase. However, a redemption of such shares occurring within 18 months from the date of purchase will be subject to a contingent deferred sales charge ("CDSC") at the rate of .75% (.25% for the Limited Term Bond Fund) of the lesser of the value of the shares redeemed (exclusive of reinvested dividend and capital gain distributions) or the total cost of such shares. Shares subject to the CDSC which are exchanged into another Principal Fund will continue to be subject to the CDSC until the original 18 month period expires. However, no CDSC is payable with respect to the redemptions of Class A shares to fund a Princor 401(a) or Princor 401(k) retirement plan, except redemptions resulting from the termination of the plan or transfer of plan assets. Certain purchases of Class A shares qualify for reduced sales charges.

                                           Sales Charge for
                                           All Funds Except
                                        Limited Term Bond Fund
                                       ------------------------
                                         Sales Charge as % of:
                                       ------------------------
                                         Offering        Amount
        Amount of Purchase                Price         Invested
        ------------------                -----         --------
Less than $50,000                          4.75%          4.99%
$50,000 but less than $100,000             4.25%          4.44%
$100,000 but less than $250,000            3.75%          3.90%
$250,000 but less than $500,000            2.50%          2.56%
$500,000 but less than $1,000,000          1.50%          1.52%
$1,000,000 or more                   No Sales Charge      0.00%



                                           Sales Charge for
                                        Limited Term Bond Fund
                                       ------------------------
                                        Sales Charge as % of:
                                       -------------------------
                                       Offering          Amount
        Amount of Purchase               Price          Invested
        ------------------               -----          --------
Less than $50,000                        1.50%            1.52%
$50,000 but less than $100,000           1.25%            1.27%
$100,000 but less than $250,000          1.00%            1.01%
$250,000 but less than $500,000          0.75%            0.76%
$500,000 but less than $1,000,000        0.50%            0.50%
$1,000,000 or more                  No Sales Charge       0.00%


                                            Dealer Allowance
                                            as % of Offering
                                    --------------------------------
                                      All Funds
                                    Except Limited      Limited Term
        Amount of Purchase          Term Bond Fund        Bond Fund
        ------------------          --------------        ---------
Less than $50,000                        4.00%              1.25%
$50,000 but less than $100,000           3.75%              1.00%
$100,000 but less than $250,000          3.25%              0.75%
$250,000 but less than $500,000          2.00%              0.50%
$500,000 but less than $1,000,000        1.25%              0.25%
$1,000,000 or more                       0.75%              0.25%

Class B shares

Class B shares are sold without an initial sales charge, although a CDSC will be imposed on shares redeemed within six years of purchase. The following types of shares may be redeemed without charge at any time: (i) shares acquired by reinvestment of distributions and (ii) shares otherwise exempt from the CDSC, as described below. Subject to the foregoing exclusions, the amount of the charge is determined as a percentage of the lesser of the current market value or the cost of the shares being redeemed. Therefore, when a share is redeemed, any increase in its value above the initial purchase price is not subject to any CDSC. The amount of the CDSC will depend on the number of years shares have been owned and the dollar amount being redeemed, according to the following table:

================================================================================
                        Contingent Deferred Sales Charge
                               as a Percentage of
                         Dollar Amount Subject to Charge
================================================================================
                                           All Funds
       Years Since Purchase           Except Limited Term         Limited Term
          Payments Made                    Bond Fund                Bond Fund
       --------------------           -------------------         ------------
2 years or less                               4.0%                     1.25%
more than 2 years, up to  4 years             3.0%                     0.75%
more than 4 years, up to  5 years             2.0%                     0.50%
more than 5 years, up to 6 years              1.0%                     0.25%
more than 6 years                             None                    None
================================================================================

                                   =========================================
                                           For Certain Sponsored Plans
                                             Commenced After 2/1/1998
                                   =========================================
                                           All Funds
       Years Since Purchase           Except Limited Term         Limited Term
          Payments Made                    Bond Fund                Bond Fund
       --------------------           -------------------         ------------
2 years or less                           3.00%                     0.75%
more than 2 years, up to  4 years         2.00%                     0.50%
more than 4 years, up to  5 years         1.00%                     0.25%
more than 5 years, up to 6 years           None                     None
more than 6 years                          None                     None
================================================================================

In determining whether a CDSC is payable on any redemption, the Fund will first redeem shares not subject to any charge, and then shares held longest during the six-year period. The CDSC will be waived on redemptions of Class B shares in connection with the following types of transactions:

          a.   Shares redeemed due to a shareholder's death;

          b. Shares redeemed due to the shareholder's disability, as defined in the Internal Revenue Code of 1986 (the "Code"), as amended;

          c.   Shares  redeemed  from   retirement   plans  to  satisfy  minimum
               distribution rules under the Code;

          d.   Shares redeemed to pay surrender charges;

          e.   Shares redeemed to pay retirement plan fees;

          f. Shares redeemed involuntarily from small balance accounts (values of less than $300);

          g. Shares redeemed through a systematic withdrawal plan that permits up to 10% of the value of a shareholder's Class B shares of a particular Fund on the last business day of December of each year to be withdrawn automatically in equal monthly installments throughout the year;

          h. Shares redeemed from a retirement plan to assure the plan complies with Sections 401(k), 401(m), 408(k) and 415 of the Code; or

          i.   Shares  redeemed from  retirement  plans  qualified under Section
               401(a) of the Code due to the plan participant's death, disability, retirement or separation from service after attaining age 55.

Class C shares

Class C shares do not have a sales charge at time of purchase. However, a CDSC is imposed at a rate of 1% for redemptions within 1st year (0.50% for Limited Term Bond). No CDSC is imposed on redemptions after the first year.

Class R shares

Class R shares are purchased without an initial sales charge or a contingent deferred sales charge.

EXPENSE ALLOCATION

The Fund will pay to the distributor a distribution fee pursuant to the Fund's Rule 12b-1 distribution plan at an annual rate of (i) up to .25% (.15% for Principal Limited Term Bond Fund, Inc.) of the average daily net asset value of the Class A shares; (ii) up to 1.00% (.50% for Principal Limited Term Bond Fund, Inc.) of the average daily net asset value of the Class B shares; (iii) up to
1.00 % of daily net asset value (0.50% for Limited Term Bond) Class C shares; and (iv) up to .75% of the average daily net asset value of Class R shares. For accounting purposes, the classes of a Fund are identical except that the net asset value and expenses each class will reflect the Distribution Plan expenses (if any) and any Class Expenses, as defined below, attributable to the class. "Class Expenses" are limited to: (i) transfer agency fees, as identified by the Funds' transfer agent as being attributable to a specific class; (ii) blue sky registration fees incurred with respect to a class of shares; (iii) state registration fees incurred with respect to a class of shares; (iv) the expenses of administrative personnel and services as required to provide services to the shareholders of a specific class (depending on the type of service provided administrative expenses are allocated to specific classes based on the relative percentage of shareholder transactions and net asset values compared to the total of both share classes); (v) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of shares (vi) Directors' fees incurred as a result of issues relating to one class of shares; and (vii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a given class.

Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares will not be so allocated unless and until approved by the Funds' directors. Certain expenses may be allocated differently if their method of imposition changes; thus, if a Class Expense of a Fund can no longer be attributed to a class it will be allocated to the Fund as a whole.

The net asset value of all outstanding shares of each class is determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to the class. Expenses are attributable to each class of shares depending on the nature of the expenditure and are accrued on a daily basis. These fall into two categories: (1) fund level expenses that are attributable to each class that are allocated based on net assets at the beginning of the day (i.e., legal, audit, etc.) and (2) certain class level expenses that may have a different cost for one class versus the other (i.e., 12b-1 fees). Because of the additional expenses that will be borne by the Class B shares, Class C shares and Class R shares, the net income attributable to and the dividends payable on Class B shares, Class C shares and Class R shares will be lower than the net income attributable to and the dividends payable on Class A shares.

CONVERSION FEATURES

Class A shares. Class A shares do not convert into any other class of shares at any time.

Class B shares. Class B shares will automatically convert to Class A shares, based on relative net asset value on the first business day of the 85th month (61st month for certain sponsored plans) after the purchase date. Class B shares acquired by exchange from Class B shares of another Principal fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class B shares converting into Class A shares bears to the shareholder's total Class B shares that were not acquired through dividends and distributions. The conversion of Class B to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion will be available, and the conversion of Class B shares to Class A shares will not occur if such ruling or opinion is not available. In such event, Class B shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

Class C shares. Class C shares do not automatically convert nor will they be manually converted to any other class shares.

Class R shares. Class R shares will automatically convert to Class A shares, based on relative net asset value, on the first business day of the 49th month after the purchase date. Class R shares acquired by exchange from Class R shares of another Principal fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class R shares converting into Class A shares bears to the shareholder's total Class R shares that were not acquired through dividends and distributions. The conversion of Class R shares to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion is not available. In such event, Class R shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

EXCHANGE FEATURES

Class A shares. Class A shares of any Fund (except the Money Market Funds and the Limited Term Bond Fund) may be exchanged at the net asset value for Class A shares of any other Principal Fund at any time.

Class A shares of the Limited Term Bond Fund may be exchanged at net asset value for Class A shares of any Fund at any time three months after the purchase of such shares.

The CDSC that might apply to certain Class A shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class A shares of Principal Cash Management Fund or Principal Tax-Exempt Cash Management Fund acquired by direct purchase may not be exchanged for other Class A shares. However, Class A shares of these two Funds acquired by exchange of any other Principal Fund shares, or by conversion of Class B or Class R shares, and additional shares which have been purchased by reinvesting dividends earned on such shares, may be exchanged for other Class A shares without a sales charge. In addition, Class A shares of the Money Market Funds acquired by direct purchase or reinvestment of dividends on such shares may be exchanged for Class B shares of any Growth-Oriented or Income-Oriented Fund.

Class B shares. Class B shares for all Funds may be exchanged at net asset value at any time for Class B shares of any Fund.

The CDSC that might apply to Class B shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class C shares. Class C shares for all Funds may be exchanged at net asset value at any time for Class C shares of any Fund.

The CDSC that might apply to Class C shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class R shares. Class R shares for all Funds may be exchanged at net asset value at any time for Class R shares of any Fund. For purposes of computing the length of time Class R shares acquired by the exchange are held prior to conversion to Class A shares, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased.

                                    Exhibit 1

Principal Balanced Fund, Inc.
Principal Blue Chip Fund, Inc.
Principal Bond Fund, Inc.
Principal Capital Value Fund, Inc.
Principal Cash Management Fund, Inc.
Principal Government Securities Income Fund, Inc.
Principal Growth Fund, Inc.
Principal High Yield Fund, Inc.
Principal International Fund, Inc.
Principal International Emerging Markets Fund, Inc.
Principal International SmallCap Fund, Inc.
Principal LargeCap Stock Index Fund, Inc.
Principal Limited Term Bond Fund, Inc.
Principal MidCap Fund, Inc.
Principal Partners Aggressive Growth Fund, Inc.
Principal Partners LargeCap Growth Fund, Inc.
Principal Partners MidCap Growth Fund, Inc.
Principal Real Estate Fund, Inc.
Principal SmallCap Fund, Inc.
Principal Tax-Exempt Bond Fund, Inc.
Principal Utilities Fund, Inc.